Exhibit 99.1

CARRIZO OIL & GAS, INC.                 News

PRESS RELEASE    Contact:    Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
    (713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES RECORD OIL PRODUCTION, REVENUE AND EBITDA IN THIRD QUARTER 2012 FINANCIAL RESULTS

HOUSTON, November 6, 2012 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s record financial results for the third quarter of 2012, which included the following highlights:

Results for the third quarter of 2012-

•	Record Oil Production of 8,652 Bbls/d, a 14% sequential increase over the second quarter of 2012 and a 257% increase over the third quarter of 2011

•	Natural Gas and NGL Production of 101,576 Mcfe/d

•	Total Production of 2,354 Mboe, or 25,587 Boe/d

•	Record Oil Revenue of $76.9 million, amounting to 80% of total revenue, a 12% sequential increase over the second quarter of 2012 and a 286% increase over the third quarter of 2011

•	Record Revenue of $96.2 million, or adjusted revenue of $105.9 million, including the impact of realized hedges, a 15% sequential increase over the second quarter of 2012

•
Net Loss of $0.9 million, $0.02 per diluted share, primarily attributable to a $24.7 million unrealized loss on derivatives, or Adjusted Net Income, (as defined below) of $17.8 million, $0.44 per diluted share

•	Record EBITDA, (as defined below) of $86.5 million, a 25% sequential increase over the second quarter of 2012 and a 108% increase over the third quarter of 2011

Production volumes during the third quarter of 2012 were 2,354 Mboe, a decrease of 39 Mboe, or 2%, from second quarter of 2012 production of 2,393 Mboe. The 2% sequential decrease in production from the second quarter of 2012 to the third quarter of 2012 was primarily due to the sale of Barnett Shale production to Atlas Resource Partners, L.P. ("Atlas") on May 1, 2012, offset by new wells brought on during the quarter primarily in the Eagle Ford Shale and Niobrara Formation.

Adjusted revenues were $105.9 million for the third quarter of 2012, which includes oil and gas revenues of $96.2 million and realized hedge gains of $9.7 million, compared to $58.7 million for the third quarter of 2011, which includes oil and gas revenues of $51.7 million and realized hedge gains of $7.0 million. The increase in adjusted revenues was primarily driven by increased oil production and prices partially offset by lower gas production and prices. Including the impact of realized hedges, the Company’s average realized oil price increased 7% to $97.56 per barrel for the third quarter of 2012 compared to $91.38 per barrel for the third quarter of 2011 and the average realized gas price decreased 21% to $2.93 per Mcf for the third quarter of 2012 compared to $3.73 per Mcf for the third quarter of 2011. Revenues excluding the impact of realized hedges are presented in the table below.

Adjusted net income, which excludes certain non-cash items described in the statements of operations included below (“Adjusted Net Income”), was $17.8 million, or $0.45 and $0.44 per basic and diluted share, respectively, during the third quarter of 2012, as compared to $9.3 million, or $0.24 per basic and diluted share during the third quarter of 2011. The Company reported a net loss of $0.9 million, or $(0.02) per basic and diluted share for the three months ended September 30, 2012, primarily attributable to a $24.7 million unrealized loss on derivatives, as compared to net income of $21.6 million, or $0.56 and $0.55 per basic and diluted share, respectively, for the third quarter of 2011.

Earnings before interest, income tax, depreciation, and depletion and amortization, as described in the statements of operations included below (“EBITDA”), was $86.5 million, or $2.18 and $2.16 per basic and diluted share, respectively, during the third quarter of 2012, as compared to $41.6 million, or $1.07 and $1.06 per basic and diluted share, respectively, during the third quarter of 2011.

Lease operating expenses were $7.1 million ($3.04 per Boe) for the three months ended September 30, 2012 as compared to lease operating expenses of $7.3 million ($3.89 per Boe) for the same period in 2011. The $0.2 million decrease in lease operating expenses is primarily due to the Atlas sale partially offset by increased production. The decrease in operating cost per Boe is primarily due to the Atlas sale (which were higher operating cost per Boe properties as compared to our remaining Barnett Shale properties) partially offset by the higher operating cost per Boe associated with oil production.

Production taxes were $3.4 million (or 3.6% of oil and gas revenues) for the three months ended September 30, 2012 as compared to $1.3 million (or 2.6% of oil and gas revenues) for the same period in 2011. The increase in production taxes is due primarily to increased oil production. The increase in production taxes as a percentage of oil and gas revenues was primarily due to increased oil production, which has a higher effective production tax rate as compared to our natural gas production.

Ad valorem taxes increased to $2.3 million ($0.99 per Boe) for the three months ended September 30, 2012 from $1.0 million ($0.55 per Boe) for the same period in 2011. The increase in ad valorem taxes is due primarily to new oil wells drilled in 2012. The increase in ad valorem taxes per Boe is due primarily to new oil wells drilled in 2012, which have higher property tax valuations as compared to our natural gas wells.

General and administrative expense was $6.5 million during the third quarter of 2012 as compared to $7.4 million during the same period in 2011. The decrease was primarily due to decreased compensation costs attributable to the 2011 annual bonuses to senior management, which were paid during the second quarter of 2012, while the 2010 annual bonuses to senior management were paid during the third quarter of 2011, slightly offset by an increase in personnel in the third quarter of 2012 as compared to the same period of 2011.

Depreciation, depletion and amortization (“DD&A”) expense for the third quarter of 2012 increased $26.2 million to $46.5 million ($19.76 per Boe) from the DD&A expense for the third quarter of 2011 of $20.3 million ($10.84 per Boe). The $26.2 million increase in DD&A is attributable to both the increase in production and an increase in the DD&A rate per Boe. The increase in the DD&A rate per Boe is largely due to the impact of the significant decrease in natural gas reserves in the Barnett Shale as result of the Atlas sale as well as the significant increase in crude oil reserves in the Eagle Ford Shale that were added in 2011 and 2012, which have a higher finding cost per Boe than our natural gas reserves.

Cash interest expense, net of amounts capitalized, increased to $11.0 million for the third quarter of 2012 as compared to $6.6 million for the third quarter of 2011. The increase was primarily attributable to interest on the $200 million aggregate principal amount of our 8.625% Senior Notes issued in the fourth quarter of 2011 as well as interest on the $300 million aggregate principal amount of our 7.5% Senior Notes issued in the third quarter of 2012.

An unrealized loss on derivatives of $24.7 million was recorded for the third quarter of 2012 as compared to an unrealized gain on derivatives of $18.4 million for the third quarter of 2011 due to the change in fair value of our open derivative positions during those periods.

Non-cash, stock-based compensation expense of $5.1 million was recorded for the three months ended September 30, 2012 as compared to a benefit of $4.1 million for the third quarter of 2011. The increase in stock-based compensation expense was primarily driven by an increase in the fair value of cash-settled stock appreciation rights ("CSARs") as well as an increase in the number of CSARs outstanding during the third quarter of 2012 as compared to the same period of 2011. The benefit recognized during the third quarter of 2011 was attributable to a decrease in stock price during that period.

The estimated annual effective income tax rates (which are used for purposes of computing Adjusted Net Income) for the three months ended September 30, 2012 and 2011 were 38.1% and 36.4%, respectively. The benefit recognized during the third quarter of 2012 was due to the pre-tax loss incurred and the foreign tax benefit of our U.K. Huntington field development project. The actual effective income tax rate for the third quarter of 2011 was 38.6% which was higher than the estimated annual effective income tax rate due to revisions of prior period estimates of state income taxes.

Results for the Nine Months Ended September 30, 2012-

•	Record Oil Production of 7,409 Bbls/d, an increase of 293% over the same period of 2011

•	Record Total Production of 7,056 Mboe, or 25,752 Boe/d an increase of 28% over the same period of 2011

•	Record Oil Revenue of $204.9 million, amounting to 79% of total revenue

•	Record Revenue of $260.7 million, or adjusted revenue of $289.5 million, including the impact of realized hedges

•	Net Income of $37.0 million, $0.93 per diluted share, or Adjusted Net Income of $45.8 million, $0.24 per diluted share

•	Record EBITDA of $226.0 million

Production volumes during the nine months ended September 30, 2012 were 7,056 Mboe, an increase of 1,536 Mboe, or 28%, compared to production of 5,520 Mboe during the nine months ended September 30, 2011. The increase in production was primarily due to increased production from new wells, partially offset by normal production decline and the Atlas and KKR sales.

Adjusted revenues were $289.5 million for the nine months ended September 30, 2012, which includes oil and gas revenues of $260.7 million and realized hedge gains of $28.8 million, compared to $165.6 million for the same period of 2011, which includes oil and gas revenues of $146.4 million and realized hedge gains of $19.2 million. The increase in adjusted revenues was primarily driven by increased oil production and prices partially offset by lower gas prices. Including the impact of realized hedges, the Company’s average realized oil price increased 10% to $100.93 per barrel for the nine months ended September 30, 2012 compared to $91.50 per barrel for the nine months ended September 30, 2011 and the average realized gas price decreased 29% to $2.69 per Mcf for the nine months ended September 30, 2012 compared to $3.79 per Mcf for the nine months ended September 30, 2011. Revenues excluding the impact of realized hedges are presented in the table below.

Adjusted Net Income was $45.8 million, or $1.16 and $1.15 per basic and diluted share, respectively, during the nine months ended September 30, 2012, as compared to $29.6 million, or $0.76 and $0.75 per basic and diluted share, respectively, during the nine months ended September 30, 2011. The Company reported net income of $37.0 million, or $0.94 and $0.93 per basic and diluted share, respectively, for the nine months ended September 30, 2012, as compared to net income of $30.1 million, or $0.77 and $0.76 per basic and diluted share for the same period of 2011.

EBITDA was $226.0 million, or $5.71 and $5.65 per basic and diluted share, respectively, during the nine months ended September 30, 2012, as compared to $123.0 million, or $3.16 and $3.12 per basic and diluted share, respectively, for the same period of 2011.

Lease operating expenses were $22.6 million ($3.20 per Boe) for the nine months ended September 30, 2012 as compared to lease operating expenses of $21.4 million ($3.87 per Boe) for the nine months ended September 30, 2011. Lease operating expenses increased $1.2 million primarily due to increased production from new wells partially offset by the Atlas sale and the sale of substantially all of our non-core area Barnett Shale properties to KKR Natural Resources ("KKR") in May 2011. The decrease in operating cost per Boe is due to the Atlas and KKR sales (which were higher operating cost per Boe properties as compared to our remaining Barnett Shale properties) partially offset by the higher operating cost per Boe associated with oil production.

Production taxes were $9.7 million (or 3.7% of oil and gas revenues) for the nine months ended September 30, 2012 as compared to $3.7 million (or 2.5% of oil and gas revenues) for the nine months ended September 30, 2011. The increase in production taxes is due primarily to increased oil production. The increase in production taxes as a percentage of oil and gas revenues was primarily due to increased oil production, which has a higher effective production tax rate as compared to our natural gas production.

Ad valorem taxes increased to $8.2 million ($1.17 per Boe) for the nine months ended September 30, 2012 from $2.7 million ($0.49 per Boe) for the same period of 2011. The increase in ad valorem taxes is due primarily to new oil wells drilled in 2012 and the Commonwealth of Pennsylvania’s February 2012 enactment of an “impact fee” on the drilling of unconventional natural gas wells. Because of the retroactive nature of the impact fee, approximately $1.2 million of ad valorem taxes recognized during the first nine months of 2012 is attributable to wells drilled prior to 2012. The increase in ad valorem taxes per Boe is due primarily to new oil wells drilled in 2012, which have higher property tax valuations as compared to our natural gas wells, as well as the recognition of the impact fee in 2012.

General and administrative expense was $23.2 million during the nine months ended September 30, 2012 as compared to $18.1 million during the nine months ended September 30, 2011. The increase was primarily due to increased compensation costs related to an increase in personnel in the nine months ended September 30, 2012 as compared to the same period of 2011.

DD&A expense for the nine months ended September 30, 2012 increased $63.9 million to $121.5 million ($17.21 per Boe) from the DD&A expense for the nine months ended September 30, 2011 of $57.6 million ($10.43 per Boe). The $63.9 million increase in DD&A is attributable to both the increase in production and an increase in the DD&A rate per Boe. The increase in the DD&A rate per Boe is largely due to the impact of the significant decrease in natural gas reserves in the Barnett Shale as a result of the Atlas and KKR sales as well as the increase in crude oil reserves in the Eagle Ford Shale that have been added during 2011 and 2012, which have a higher finding cost per Boe than our natural gas reserves.

Cash interest expense, net of amounts capitalized, increased to $30.1 million for the nine months ended September 30, 2012 compared to $18.7 million for the same period of 2011. The increase was primarily attributable to interest on the $200 million aggregate principal amount of our 8.625% Senior Notes issued in the fourth quarter of 2011.

An unrealized loss on derivatives of $2.8 million was recorded for the nine months ended September 30, 2012 as compared to an unrealized gain on derivatives of $17.1 million for the same period of 2011 due to the change in fair value of our open derivative positions during those periods.

Non-cash, stock-based compensation expense of $10.6 million was recorded for the nine months ended September 30, 2012 as compared to $6.6 million for the same period of 2011. The increase in stock-based compensation expense was primarily due to a higher number of restricted stock awards outstanding at higher prices during 2012 as compared to the same period of 2011.

The estimated annual effective income tax rates (which are used for purposes of computing Adjusted Net Income) for the nine months ended September 30, 2012 and 2011 were 38.1% and 36.4%, respectively. The actual effective income tax rate for the nine months ended September 30, 2012 was 31.4%, which was lower than the estimated annual effective income tax rate due to the foreign tax benefit of our U.K. Huntington field development project. The actual effective income tax rate for the nine months ended September 30, 2011 was 37.7%, which was higher than the estimated annual effective income tax rate due to revisions of prior period estimates of state income taxes.

S.P. “Chip” Johnson, IV, President and CEO of Carrizo commented on the quarter's results, “We continue to make significant progress in shifting our production mix towards oil and in strengthening our balance sheet. We are very pleased to have exceeded our internal targets and guidance for both production and costs while reducing our capital expenditures incurred in the quarter. Not only did our oil production set another record, averaging over 8,600 barrels per day, our total revenue grew over 80% from the same quarter last year. Our operations are becoming increasingly efficient; our EBITDA for the quarter was over $36.70 per Boe of production, reflecting the effect of our improvement in costs per unit of production and the benefit of our oilier production mix. We believe these metrics should compare very favorably to our peer group and represent our success in growing our production while continuing to hold our costs down.

“We announced a number of transactions over the last two months, all of which bolstered our liquidity: In early September, we issued $300 million of 7.5% coupon notes due in 2020, and during October we announced over $172 million in cash and drilling carries from (1) the sale of our legacy onshore Gulf Coast properties, (2) the sale of a portion of our Utica acreage, and (3) the entry into two joint ventures covering our position in the Niobrara. We paid off the outstanding balance on our revolver late in the third quarter and currently have approximately $70 million in cash which should cover a significant portion of our expected fourth quarter spending before any contribution from operating cash flow. Our activity forecast for the fourth quarter is to continue at the same pace as the third quarter; drilling with three rigs in the Eagle Ford Shale, one rig in the Marcellus Shale in northern Pennsylvania, and one rig in the Niobrara with plans to add another Niobrara rig early in the first quarter of next year.

"The Eagle Ford Shale continues to be the focus of our investing; we have recently added approximately 2,000 tuck-in acres in La Salle County, bringing our total to approximately 48,000 net acres. In addition, we have finalized our plans to drill our first Pearsall Shale test to spud later this month on one of our acreage blocks in southern Frio County. In the last five days, ten of our fourteen drilled and completed wells in the Marcellus Shale of Wyoming County, Pennsylvania have been brought on line. Natural gas production from the ten wells is approximately 50 MMcf/day gross, 15 MMcf/day net while cleaning up and is flowing north on the new southern Laser Pipeline to an interconnect with the Tennessee Interstate gas transmission line. The remaining four wells are expected to come on line at the end of November.

“Our effort to sell our interest in the Huntington Development Project in the U.K. North Sea is proceeding, with the potential buyer finalizing the completion of the necessary financing.”

The Company will hold a conference call to discuss 2012 third quarter financial results on Tuesday, November 6, 2012 at 10:00 AM Central Standard Time. To participate in the call, please dial (800) 709-0218 ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, November 13, 2012 at 11:59 AM Central Daylight Time at (800) 633-8284. The reservation number for the replay is 21608245.

A simultaneous webcast of the call may be accessed over the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=169980 or by visiting our website at http://www.crzo.net, clicking on “Investor Relations” and then clicking on “2012 Third Quarter Conference Call Webcast.” To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the United States and United Kingdom. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Niobrara Formation in Colorado, the Barnett Shale in North Texas, the Marcellus Shale in Pennsylvania and West Virginia, and the U.K. North Sea where our Huntington Field project is currently under development.

Statements in this news release that are not historical facts, including but not limited to those related to capital requirements, spending plans, production rate target guidance for the quarter, sale of Utica acreage including timing and price thereof, timing and levels of production, drilling and completion, production mix, development plans, growth, use of proceeds, oil and gas sales, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company's strategies, timing of completion and drilling of wells, completion and pipeline connections, expected income tax rates and deferral of income taxes and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of wells and production testing, performance of rig operators and gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, ability to reach agreement and close on pending transactions, purchasers obtaining financing, satisfaction of closing conditions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in Carrizo's Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission. There can be no assurance any financing matter or transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Oil and condensate	$76,945	$19,924	$204,890	$47,284
Natural gas	17,027	29,687	49,178	90,538
NGLs	2,225	2,057	6,662	8,576
Total oil and gas revenues	96,197	51,668	260,730	146,398
Realized gain on derivatives, net (1), (2)	9,681	7,012	28,785	19,193
Adjusted revenues	105,878	58,680	289,515	165,591

Costs and expenses:
Lease operating	7,145	7,292	22,599	21,385
Production taxes	3,449	1,325	9,676	3,732
Ad valorem taxes	2,327	1,026	8,238	2,698
General and administrative	6,512	7,445	23,211	18,148
Total costs and expenses	19,433	17,088	63,724	45,963

Other items of income (expense) included in EBITDA, as defined:
Cash Distributions-Related Party	—	—	—	3,333
Other income, net	13	23	225	79
EBITDA, as defined	$86,458	$41,615	$226,016	$123,040
EBITDA per common share-Basic	$2.18	$1.07	$5.71	$3.16
EBITDA per common share-Diluted	$2.16	$1.06	$5.65	$3.12

Other items of income (expense) included in adjusted net income, as defined:
Depreciation, depletion and amortization expense	$(46,518)	$(20,325)	$(121,459)	$(57,596)
Cash interest expense	(17,001)	(11,907)	(48,261)	(33,678)
Cash interest capitalized	5,988	5,356	18,150	14,984
Accretion expense related to asset retirement obligations	(190)	(71)	(538)	(215)
Interest income	7	9	29	11
Adjusted income before income taxes	28,744	14,677	73,937	46,546
Adjusted income tax expense	(10,937)	(5,342)	(28,133)	(16,943)
ADJUSTED net income, as defined	$17,807	$9,335	$45,804	$29,603
ADJUSTED net income per common share-Basic	$0.45	$0.24	$1.16	$0.76
ADJUSTED net income per common share-Diluted	$0.44	$0.24	$1.15	$0.75

Other non-cash items of income (expense) included in net income:
Unrealized gain (loss) on derivatives, net (2), (3)	$(24,736)	$18,432	$(2,838)	$17,095
Stock-based compensation (expense) benefit	(5,091)	4,059	(10,623)	(6,596)
Other non-cash general and administrative expenses (4)	(607)	(1,115)	(2,725)	(2,062)
Non-cash interest expense	(1,944)	(1,480)	(5,706)	(4,324)
Non-cash interest capitalized	800	673	2,470	1,954
Non-cash reclassification of Cash Distributions-Related Party to oil and gas property costs	—	—	—	(3,333)
Loss on extinguishment of debt	—	—	—	(897)
Foreign currency transaction gain (loss)	6	(13)	(588)	(12)
Income (loss) before income taxes	(2,828)	35,233	53,927	48,371
Income tax (expense) benefit	1,898	(13,590)	(16,930)	(18,252)
Net income (loss)	$(930)	$21,643	$36,997	$30,119
Net income (loss) per common share-Basic	$(0.02)	$0.56	$0.94	$0.77
Net income (loss) per common share-Diluted (5)	$(0.02)	$0.55	$0.93	$0.76

Weighted average common shares outstanding-Basic	39,634	38,914	39,559	38,927
Weighted average common shares outstanding-Diluted	40,037	39,368	39,992	39,483

NOTES:

(1) Includes reclassifications of approximately $0.1 million and $0.0 million for the three months ended September 30, 2012 and 2011, respectively, and $0.3 million and $0.6 million for the nine months ended September 30, 2012 and 2011, respectively, from general and administrative to realized gain on derivatives, net, related to agency fees paid to enter into certain derivative positions.

(2) Includes reclassifications of approximately $0.5 million and $1.6 million for the three months ended September 30, 2012 and 2011, respectively, and $1.2 million and $3.7 million for the nine months ended September 30, 2012 and 2011, respectively, from unrealized gain on derivatives, net, to realized gain on derivatives, net, for cash received from the optimization of certain hedge positions that settle in future periods. Amounts for cash received are offset by the related non-cash amortization during the period in which such hedge positions settle.

(3) Includes reclassifications of approximately $0.1 and $0.2 million for the three months ended September 30, 2012 and 2011, respectively, and $0.2 million and $0.6 million for the nine months ended September 30, 2012 and 2011, respectively, from general and administrative to unrealized gain/loss on derivatives, net, related to accrued agency fees incurred to enter into certain derivative positions.

(4) Other non-cash general and administrative expenses include non-cash contribution expense, rent expense, and allowance for doubtful accounts.

(5) Due to the net loss for the three months ended September 30, 2012, basic and diluted net income per share are computed using the basic weighted average shares outstanding.

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CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$14,288	$28,112
Fair value of derivative instruments	23,120	27,877
Other current assets	133,638	64,408
Total current assets	171,046	120,397
Investment	2,523	2,523
Fair value of derivative instruments	12,093	9,617
Deferred income taxes	40,135	59,755
Property and equipment, net	1,604,015	1,310,514
Other assets	26,884	24,874
TOTAL ASSETS	$1,856,696	$1,527,680

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities	$257,087	$261,151
Current maturities of Huntington Facility due June 30, 2013	21,150	—
Deferred income taxes	7,399	9,685
Other current liabilities	1,655	484
Total current liabilities	287,291	271,320
Long-term debt, net of current maturities and debt discount	992,813	729,300
Other liabilities	14,828	17,196
Fair value of derivative instruments	140	9
Shareholders' equity	561,624	509,855
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,856,696	$1,527,680

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CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Production volumes-

Oil and condensate (MBbls)	796	223	2,030	515
NGLs (Mboe)	78	36	191	175
Natural gas (MMcf)	8,877	9,695	29,011	28,977
Total Natural gas and NGLs (MMcfe)	9,345	9,911	30,157	30,027
Total barrels equivalent (Mboe)	2,354	1,875	7,056	5,520

Production volumes per day-

Oil and condensate per day (Bbls/d)	8,652	2,424	7,409	1,886
NGLs per day (Boe/d)	848	391	697	641
Natural gas per day (Mcf/d)	96,489	105,380	105,880	106,143
Total Natural gas and NGLs per day (Mcfe/d)	101,576	107,728	110,062	109,989
Total barrels equivalent per day (Boe/d)	25,587	20,380	25,752	20,220

Average sales prices-

Oil and condensate ($ per Bbl)	$96.66	$89.17	$100.93	$91.76
Oil and condensate ($ per Bbl) - with hedge impact	$97.56	$91.38	$100.93	$91.50
NGLs ($ per Boe)	$28.53	$57.06	$34.88	$49.08
Natural gas ($ per Mcf)	$1.92	$3.06	$1.70	$3.12
Natural gas ($ per Mcf) - with hedge impact	$2.93	$3.73	$2.69	$3.79